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                                                                    EXHIBIT 99.3

                                 CHARTER OF THE
                       NOMINATING AND GOVERNANCE COMMITTEE
                            OF THE BOARD OF DIRECTORS
                                       OF
                             ORIGEN FINANCIAL, INC.,
                             A DELAWARE CORPORATION

1. Purpose. The Nominating and Governance Committee (the "Committee") is appointed by the Board of Directors (the "Board of Directors") of Origen Financial, Inc. (the "Company") to (a) develop and monitor a set of corporate governance principles applicable to the Company; (b) assist the Board of Directors in identifying individuals qualified to become members of the Board of Directors and members of the Board of Directors' various committees, consistent with criteria approved by the Board of Directors; (c) select the director nominees for each annual meeting of stockholders and the committee nominees; and (d) oversee the evaluation of the Board of Directors and management.

2. Membership. The Committee shall consist of no fewer than three directors. All members of the Committee will be independent directors (as determined by the Board of Directors) to the extent required by the rules of the New York Stock Exchange, the Nasdaq National Market or any other exchange or market upon which the Company's shares are listed or quoted, and any applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board of Directors.

3. Specific Responsibilities and Duties. The Board of Directors delegates to the Committee the express authority to:

              (a) Board Policies and Processes. Develop and recommend to the
                  Board of Directors, policies and processes designed to provide for effective and efficient governance, including but not limited to: policies for evaluation of the Board of Directors and the chairperson; election and reelection of the Board members; Board orientation and education; and succession planning for the Board chairperson and other Board members. Develop and recommend to the Board of Directors standards to be applied in making determinations as to the absence of material relationships between the Company and a Board member.

              (b) Board Education. Plan Board education, including new member orientation.


              (c) Board Goals and Expectations. Prepare an initial draft of annual Board goals and objectives for the Board of Directors' review and approval. Periodically review and recommend to the full Board of Directors a description of expectations for Board members and the Board chairperson.

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              (d) Composition of the Board of Directors. Evaluate the size and composition of the Board of Directors, develop criteria for membership on the Board of Directors, and evaluate the independence of existing and prospective directors.

              (e) Director Compensation. Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

              (f) Candidates. Seek and evaluate qualified individuals to become directors.

              (g) Committees. Evaluate the nature, structure and composition of the other committees of the Board of Directors.

              (h) Annual Performance Review. Conduct an evaluation, at least annually, of the Board of Directors, each other committee of the Board of Directors, and the Committee itself. The evaluation of the Committee should compare the Committee's performance with this Charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's Charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated to make this report.

              (i) Review Charter. Review and reassess the adequacy of this
                  Charter and make recommendations for changes to the full Board of Directors.

              (j) Corporate Governance. Develop and recommend to the Board of
                  Directors a set of corporate governance principles applicable to the Company, and review those principles at least once a year.

              (k) Other Actions. Take such other actions as may be requested or required by the Board of Directors from time to time.

              (l) Recommendations; Reports. Make recommendations and report to the Board of Directors and other committees of the Board of Directors with respect to any of the foregoing matters.

4. Search Firm. The Board of Directors delegates to the Committee the express authority to decide whether to retain a search firm to assist the Committee in identifying, screening and attracting director candidates. If the Committee decides in its discretion to retain such a firm, the Board of Directors delegates to the Committee the sole authority to retain
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              and terminate any such firm and to approve the search firm's fees and other retention terms.

5. Meetings. The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee can be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board of Directors adopts other procedures, the provisions of the Company's Bylaws applicable to meetings of the Board of Directors will govern meetings of the Committee.

6. Minutes. Minutes of each meeting will be taken and kept in the Company's minute book. The Committee will report to the Board of Directors regularly or whenever requested to do so by the Board of Directors.

7. Subcommittees. The Committee has the power to appoint subcommittees, but no subcommittee will have any final decision making authority on behalf of the Board of Directors.

8.            Reliance; Experts; Cooperation.

             (a) Retention of Counsel and Advisors. The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.

              (b) Reliance Permitted. The Committee may act in reliance on management, the Company's independent public accountants, internal auditors, and advisors and experts, as it deems necessary or appropriate to enable it to carry out its duties.

              (c) Investigations. The Committee has the power, in its
                  discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

              (d) Required Participation of Employees. The Committee shall have unrestricted access to the Company's employees, independent public accountants, internal auditors, and internal and outside counsel, and may require any employee of the Company or representative of the Company's outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of the Committee or representative of the Committee's counsel, advisors or experts.

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             (e)  Communications with Stockholders. The Committee and each of its members shall receive from the Company any communications received from stockholders relating to the Board of Directors, any committee of the Board, or elections, and shall have authority to contact stockholders on any of these matters.